EXHIBIT 99.1    PRESS RELEASE

Sale of IDT’s European Prepaid Payment Services Business To Neovia Will Not Close

NEWARK, NJ - (March 20, 2009): -- IDT Corporation (NYSE: IDT; IDT.C) said that it was informed today by NEOVIA Financial Plc ("Neovia") that the previously announced sale of IDT's European prepaid payment services business to Neovia would not be consummated.

On March 19, 2009, the Gibraltar Financial Services Commission ("FSC") informed Neovia that it would not approve the previously announced sale of IDT's European prepaid payment services business, IDT Financial Services Holding Limited, to Neovia until the FSC received the required notification from a specific shareholder of Neovia.  On March 20, 2009, Neovia informed IDT that this shareholder is unwilling to provide the requested notification to the FSC.

IDT is considering its options with respect to the business and Neovia's actions.

About IDT Corporation:
IDT Corporation (www.idt.net) is a multinational holding company focused on the telecommunications and energy industries.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

Investor Relations:
IDT Corporation
Bill Ulrey (973) 438-3838